Exhibit 5.1

Independent Law PLLC Alan T. Hawkins, Esq. ahawkins@independent.law www.independent.law (352) 353-4048 2106 NW 4th Place, Gainesville, Florida 32603

September 14, 2022

Marijuana Company of America, Inc.

Jesus M. Quintero, CEO

633 W. 5th St., Suite 2826

Los Angeles, CA 90071

Re: Registration Statement on Form S-8

To The Board of Directors:

We have acted as counsel to Marijuana Company of America, Inc., a Utah corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 2,500,000,000 shares of the Company’s Common Stock, no par value (the “Shares”), which may be issued under the Company’s 2017 Equity Compensation Plan, as amended (the “Plan”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

We have also assumed that:

(i) the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered as contemplated by the Registration Statement; and

(ii) all Shares will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that, with respect to the Shares to be offered pursuant to the Registration Statement, after the Registration Statement becomes effective under the Act, such shares have been duly authorized and the Shares to be issued by the Company under the Plan, when duly issued and delivered pursuant to the terms of the Plan, will be validly issued, fully paid, and non-assessable.

This opinion is limited to the Corporation Law of the State of Utah, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Utah.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Alan T. Hawkins, Esq.

Alan T. Hawkins, Esq.

Independent Law PLLC

Copy: Marijuana Company of America, Inc., Mr. Jesus M. Quintero, CEO, CFO

September 14, 2022